Exhibit 99.3

February 1, 2005 (to be effective as of 11/1/04)

Mary Beth Loesch
C/O Activant Solutions Inc.

Dear Mary Beth:

We are pleased to confirm your acceptance of the following position with Activant Solutions Inc. (the “Company”):

Title:	Vice President of Business Development

Reporting to:	President & CEO

Scope of Responsibilities:	Mergers, acquisitions and strategic initiatives

Start Date:	Tuesday, November 2, 2004

Annualized Base Salary:	$200,000.00

Incentive Bonus:	• Annualized target of $100,000

Equity:	• Subject to the approval of the board of directors of Activant Solutions Holdings, Inc., a grant of 300,000 stock options under the Activant Solutions Holdings Inc. 2000 Amended and Restated Stock Option Plan for Key Employees. Such options would be granted at a strike price of $2.25 per share and would vest in four (4) equal installments occurring annually on the anniversary of your start date.

Severance:	If your employment is involuntarily terminated by the Company, other than for Cause, or, if you voluntarily terminate your employment with the Company for Good Reason, and provided you comply with the terms of the Employee Agreement (defined below), you shall be entitled to receive severance of (i) 9-months of your base pay, (ii) 9-months pro-rated target IB Bonus, and (iii) 9-months of COBRA payments, all paid in a lump sum, subject to the terms of the applicable Company severance plan or plans.

Cause is defined as any of the following:

	1.	Conviction of a felony or a crime involving moral turpitude;

	2.	Violation of any non-competition, non-solicitation and/or confidentiality agreement;

	3.	Dishonesty or fraud;

	4.	Gross negligence, incapacitation or insubordination;

	5.	Failure to follow written lawful directives of the President or the Board of Directors, or performance of other willful acts that are detrimental to the Company.

Good Reason is defined as any of the following:

	1.	A significant reduction in title, responsibilities, and/or total compensation.

	2.	A requirement to relocate more than 50-miles from the Company’s Westminster, Colorado facility;

Benefits/other matters:	You will be eligible to participate in Activant’s standard benefit programs.

You will be required, upon reporting to work, to execute those agreements generally required by the Company for new senior employees, including but not limited to the Company’s Employee Confidentiality, Nondisclosure, Intellectual Property, Nonsolicitation, and Noncompetition Agreement (“Employee Agreement”). Notwithstanding the forgoing, the Company hereby agrees to modify the term of the noncompete in the Employee Agreement from two (2) years to 9 months.

We are looking forward to you joining our Company as soon as possible. Please contact me or Todd Nalodka if you have any questions regarding the terms of this offer.

Sincerely,

/s/ Larry Jones
Larry Jones
President & CEO

Accepted:

/s/ Mary Beth Loesch	February 1, 2005

Mary Beth Loesch	Date